UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Weeder, Robert J.
   133 North 4th Street
   Lafayette, IN  47902
   USA
2. Issuer Name and Ticker or Trading Symbol
   Lafayette Bancorporation

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   6/30/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) (X) Other (specify below)
   President and CEO of the Bank
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$16.75  |5/8/0|A   |V|1,500      |A  |(1)  |5/8/1|Common Stock|1,500  |       |1,500       |D  |            |
(right to buy)        |        |0    |    | |           |   |     |0    |            |       |       |            |   |            |
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Director Stock Option |$16.75  |5/8/0|A   |V|250        |A  |(2)  |5/8/1|Common Stock|250    |       |250         |D  |            |
(right to buy)        |        |0    |    | |           |   |     |0    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The option was granted pursuant to the issuer's 1998 Stock Option Plan and will become exercisable in 20%
increments beginning on the first anniversary of the date of grant.
(2) The option was granted pursuant to the issuer's 1998 Stock Option Plan and will become fully vested on the second anniversary of the date of
grant.
SIGNATURE OF REPORTING PERSON
/s/ Michelle D. Turnpaugh, Attorney-in-Fact and Agent
DATE
June 16, 2000